UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 1, 2009

IXI Mobile, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51259	20-2374143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 2543, 17 Hatidhar St., Ra'anana, Israel	43665
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  972 (9) 747-6666

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 1, 2009, IXI Mobile (R&D) Ltd. (“IXI R&D”), a wholly owned subsidiary of the registrant, IXI Mobile, Inc., (“IXI Mobile”) entered into a Distribution Agreement with Runcom Technologies Ltd. (“Runcom”).  Under the Distribution Agreement, IXI R&D appointed Runcom as a non-exclusive distributor for its Spark and OGO products (the “Products”), and as an exclusive distributor for the Products for certain territories that are to be determined in good faith negotiations by the parties  (which shall include at least 30% of territories worldwide, but excludes countries where IXI R&D is already actively selling the Products).  The Distribution Agreement provides that Runcom may sell the Products on a worldwide basis for at least 24 months, and shall have the exclusive rights to sell these Products in the exclusive territories for at least 24 months, so long as Runcom meets certain sales thresholds.  As compensation for entering into the Distribution Agreement, IXI R&D shall pay Runcom five percent of its net sales during the term of the agreement, unless Runcom purchases the Products directly from IXI R&D for its own use and/or for integration into Runcom’s products, in which case the Products will be sold to Runcom at the most favored prices and conditions that IXI R&D sells its Products to any party.

Also on July 1, 2009, IXI R&D entered into a Service and License Agreement (“Service Agreement”) with Runcom.  Under the Service Agreement, IXI R&D shall provide certain services to Runcom to assist in the development of a multimode cellular system.  The Service Agreement also provides that IXI R&D shall license such dual mode phone and/or multi mode end phone (the “Licensed Product”), related services and all related current and future technology as specified in the Service Agreement (collectively, the “IXI Licensed Technology”) to Runcom on a perpetual, non-exclusive, fully-paid and royalty free basis.  The license allows Runcom to develop, modify, manufacture, commercialize, market, sell and/or distribute the IXI Licensed Technology. Runcom shall be the owner of the Licensed Product, but IXI R&D did not grant Runcom any rights (other than the license set forth in the Service Agreement) in IXI R&D’s background intellectual property rights.  Runcom will pay IXI R&D a lump sum of $650,000 in consideration of the services to be provided and the license granted to Runcom under the Service Agreement; and Runcom shall provide IXI R&D with a limited, royalty free, worldwide license to use and integrate certain Runcom technologies into its own products, which are intended to enable access to rich video and audio content into other IXI R&D products.  In the event that IXI R&D wishes to sell the IXI Licensed Technology, the Service Agreement grants Runcom a right of first refusal to purchase the IXI Licensed Technology; and the Service Agreement also provides Runcom with an option to acquire the IXI Licensed Technology at a fair market value and subject to the approval of the IXI Mobile stockholders.

Runcom currently beneficially owns shares representing approximately 90% of the voting power of the issued and outstanding capital stock of the IXI Mobile.  Runcom also owns certain warrants to purchase shares of IXI Mobile’s capital stock.  If these warrants were fully exercised, Runcom would own shares representing approximately 93% of the voting power of the issued and outstanding capital stock of the IXI Mobile.  The Distribution Agreement and the Service and License Agreement were approved by the disinterested members of IXI Mobile’s board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IXI MOBILE, INC.

	By:	/s/ Avi Goldstein
	Name:	Avi Goldstein
Dated: July 8, 2009	Title:	Chief Executive Officer